Filed pursuant to Rule 424(b)(3)
File No. 333-262834

EATON VANCE TAX-MANAGED GLOBAL DIVERSIFIED EQUITY INCOME FUND
Supplement to Prospectus dated February 18, 2022

The following replaces the Financial Highlights contained in the Prospectus:

	Year Ended October 31,
	2022	2021	2020	2019	2018
Net asset value – Beginning of year	$ 10.360	$ 8.090	$ 8.700	$ 8.470	$ 9.400
Income (Loss) From Operations
Net investment income(1)	$ 0.067	$ 0.047	$ 0.047	$ 0.099	$ 0.085
Net realized and unrealized gain (loss)	(1.790)	2.984	0.082	0.899	(0.103)
Total income (loss) from operations	$ (1.723)	$ 3.031	$ 0.129	$ 0.998	$ (0.018)
Less Distributions
From net investment income	$ (0.164)	$ (0.072)	$ (0.045)	$ (0.099)	$ (0.078)
From net realized gain	(0.651)	(0.493)	—	—	—
Tax return of capital	(0.012)	(0.196)	(0.694)	(0.669)	(0.834)
Total distributions	$ (0.827)	$ (0.761)	$ (0.739)	$ (0.768)	$ (0.912)
Premium from common shares sold through shelf offering(1)	$ 0.000(2)	$ 0.000(2)	$ —	$ —	$ —
Net asset value – End of year	$ 7.810	$ 10.360	$ 8.090	$ 8.700	$ 8.470
Market value – End of year	$ 7.800	$ 10.590	$ 7.130	$ 8.330	$ 8.490
Total Investment Return on Net Asset Value(3)	(17.25)%	38.57%	2.35%	12.85%	(0.51)%
Total Investment Return on Market Value(3)	(19.15)%	60.71%	(5.79)%	7.79%	0.36%
Ratios/Supplemental Data
Net assets, end of year (000’s omitted)	$ 2,393,126	$ 3,154,487	$ 2,449,271	$ 2,633,939	$ 2,563,917
Ratios (as a percentage of average daily net assets):
Expenses	1.07%(4)	1.07%	1.08%	1.07%	1.07%
Net investment income	0.74%	0.47%	0.57%	1.18%	0.92%
Portfolio Turnover	27%	44%	43%	39%	66%

(See related footnotes.)

	Year Ended October 31,
	2017	2016	2015	2014	2013
Net asset value – Beginning of year	$ 8.930	$ 9.920	$ 10.610	$ 10.820	$ 10.240
Income (Loss) From Operations
Net investment income(1)	$ 0.086	$ 0.198(6)	$ 0.127	$ 0.428(6)	$ 0.180
Net realized and unrealized gain (loss)	1.317	(0.212)	0.159	0.338(5)	1.451
Total income (loss) from operations	$ 1.403	$ (0.014)	$ 0.286	$ 0.766	$ 1.631
Less Distributions
From net investment income	$ (0.086)	$ (0.183)	$ (0.123)	$ (0.964)	$ (0.187)
From net realized gain	—	—	—	(0.012)	—
Tax return of capital	(0.847)	(0.793)	(0.853)	—	(0.870)
Total distributions	$ (0.933)	$ (0.976)	$ (0.976)	$ (0.976)	$ (1.057)
Anti-dilutive effect of share repurchase program(1)	$ —	$ —	$ —	$ 0.000(2)	$ 0.006
Net asset value – End of year	$ 9.400	$ 8.930	$ 9.920	$ 10.610	$ 10.820
Market value – End of year	$ 9.340	$ 8.270	$ 9.140	$ 9.930	$ 9.880
Total Investment Return on Net Asset Value(3)	16.88%	0.70%	3.49%	7.93%(5)	18.21%
Total Investment Return on Market Value(3)	25.41%	1.22%	1.88%	10.63%	23.91%
Ratios/Supplemental Data
Net assets, end of year (000’s omitted)	$ 2,833,808	$ 2,692,688	$ 2,990,526	$ 3,198,333	$ 3,261,173
Ratios (as a percentage of average daily net assets):
Expenses(7)	1.07%	1.08%	1.07%	1.07%	1.07%
Net investment income	0.93%	2.13%(6)	1.23%	3.93%(6)	1.73%
Portfolio Turnover	65%	77%	95%	210%	42%

(1)	Computed using average shares outstanding.
(2)	Amount is less than $0.0005.
(3)	Returns are historical and are calculated by determining the percentage change in net asset value or market value with all distributions reinvested. Distributions are assumed to be reinvested at prices obtained under the Fund’s dividend reinvestment plan.
(4)	Includes a reduction by the investment adviser of a portion of its adviser fee due to the Fund’s investment in the Liquidity Fund (equal to less than 0.005% of average daily net assets for the year ended October 31, 2022).
(5)	During the year ended October 31, 2014, the Fund realized a gain on the disposal of investments which did not meet the Fund’s investment guidelines. The gain was less than $0.01 per share and had no effect on total return for the year ended October 31, 2014.
(6)	Net investment income per share includes special dividends which amounted to $0.100 and $0.265 per share for the years ended October 31, 2016 and 2014, respectively. Excluding special dividends, the ratio of net investment income to average daily net assets would have been 1.05% and 1.50% for the years ended October 31, 2016 and 2014, respectively.
(7)	Excludes the effect of custody fee credits, if any, of less than 0.005%. Effective September 1, 2015, custody fee credits, which were earned on cash deposit balances, were discontinued by the custodian.

March 1, 2023